Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER ENDED JUNE 30, 2024
SAN JUAN, Puerto Rico – July 23, 2024 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income $75.8 million, or $0.46 per diluted share, for the second quarter of 2024, compared to $73.5 million, or $0.44 per diluted share, for the first quarter of 2024, and $70.7 million, or $0.39 per diluted share, for the second quarter of 2023.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented: “We closed the first half of the year with another quarter of solid operating performance across most franchise metrics and remain highly encouraged by our growth prospects throughout the rest of the year.  Once again, we delivered a strong return on assets of 1.61%, grew our net interest margin, registered organic loan growth across all businesses, grew core deposits and returned 100% of earnings to shareholders in the form of buybacks and common stock dividends.  We continue to generate top quartile financial results through our proven business model, ongoing operational efficiency, and commitment to preserve shareholder value.

Core deposits, other than brokered and government deposits, were up by $132 million reflecting growth in all regions. More importantly, this growth includes a $47 million increase in non-interest-bearing deposits, further expanding our low-cost and well diversified funding base while reducing our exposure to higher-cost funding sources.  Even though overall asset quality remained stable, as we have previously mentioned we have continued to see early-delinquency and charge-off trends within the consumer lending segment returning to historical levels.

Our balance sheet is uniquely positioned to continue serving our clients and communities while growing the franchise and without compromising our strong financial profile. We continue to prudently manage our capital and expect to capitalize on value-creating growth opportunities that best serve the long-term interest of the franchise and its shareholders.
	Q2	Q1	Q2	YTD June
(In thousands, except per share information and financial ratios)	2024	2024	2023	2024	2023
	Financial Highlights
Net interest income	$199,628	$196,520	$199,815	$396,148	$400,700
Provision for credit losses	11,605	12,167	22,230	23,772	37,732
Non-interest income	32,038	33,983	36,271	66,021	68,789
Non-interest expenses	118,682	120,923	112,917	239,605	228,185
Income before income taxes	101,379	97,413	100,939	198,792	203,572
Income tax expense	25,541	23,955	30,284	49,496	62,219
Net income	$75,838	$73,458	$70,655	$149,296	$141,353

	Selected Financial Data
Net interest margin	4.22%	4.16%	4.23%	4.19%	4.29%
Efficiency ratio	51.23%	52.46%	47.83%	51.84%	48.60%
Earnings per share - diluted	$0.46	$0.44	$0.39	$0.90	$0.78
Book value per share	$9.10	$8.88	$7.78	$9.10	$7.78
Tangible book value per share (1)	$8.81	$8.58	$7.47	$8.81	$7.47
Return on average equity	20.80%	19.56%	19.66%	20.17%	20.31%
Return on average assets	1.61%	1.56%	1.51%	1.59%	1.53%
(1) Represents a non-GAAP financial measure. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

Results for Second Quarter of 2024 compared to First Quarter of 2024
Profitability
Net income – $75.8 million, or $0.46 per diluted share compared to $73.5 million, or $0.44 per diluted share.
Income before income taxes – $101.3 million compared to $97.4 million.
Adjusted pre-tax, pre-provision income (Non-GAAP)(1) – $113.1 million, compared to $110.5 million.
Net interest income – $199.6 million compared to $196.5 million. The increase was mainly in commercial and construction loans due to higher volume and refinancings at higher market interest rates and higher average balances in interest-bearing cash balances. Net interest margin increased to 4.22%, compared to 4.16%.
Provision for credit losses – $11.6 million compared to $12.2 million. The decrease reflects a $10.1 million reduction in the provision for the residential mortgage loan portfolio associated with updated historical loss experience, particularly in the Puerto Rico region, and a $1.4 million reduction in the provision for the commercial and construction loan portfolios as a result of improvements in projections of macroeconomic variables, primarily in the commercial mortgage loan portfolio in the Puerto Rico region. Such decrease was partially offset by a $10.5 million increase in provision expense for consumer loans, in part driven by a $9.5 million recovery in the first quarter of 2024 associated with a bulk sale of fully charged-off consumer loans.
Non-interest income – $32.0 million compared to $34.0 million, mainly driven by $3.2 million in seasonal contingent commissions recorded in the first quarter of 2024.
Non-interest expenses – $118.7 million compared to $120.9 million, mainly driven by a $2.3 million realized gain on the sale of a commercial real estate OREO property in the Puerto Rico region in the second quarter of 2024. The efficiency ratio was 51.23%, compared to 52.46%.

Balance Sheet
Total loans – grew by $72.4 million to $12.4 billion, primarily attributed to growth in the commercial and construction and consumer loan portfolios in the Puerto Rico region. Total loan originations, other than credit card utilization activity, of $1.1 billion, up $25.3 million.
Core deposits (other than brokered and government deposits) –increased by $131.7 million to $12.7 billion, reflecting growth of $70.4 million in the Puerto Rico region, $41.4 million in the Florida region, and $19.9 million in the Virgin Islands region. This increase includes a $68.5 million increase in time deposits and a $46.8 million increase in non-interest-bearing deposits.
Government deposits (fully collateralized) – decreased by $47.4 million to $3.2 billion. Variance mainly reflects a decline of $76.6 million in the Puerto Rico region, partially offset by an increase of $28.3 million in the Virgin Islands region.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – amounted to 2.06%, compared to 2.14%. Annualized net charge-offs to average loans ratio increased to 0.69%, compared to 0.37%. First quarter of 2024 reflects a 31 basis points decrease due to the $9.5 million recovery associated with a bulk sale of fully charged-off consumer loans.
Non-performing assets – decreased by $2.7 million to $126.9 million, mainly driven by the effect during the second quarter of 2024 of both the restoration to accrual status of a $10.0 million commercial and industrial (“C&I”) loan in the Florida region in the power generation industry and a $7.2 million decrease in the OREO portfolio balance, partially offset by the inflow of a $16.5 million commercial relationship in the Puerto Rico region in the food retail industry.

Liquidity and Capital
Liquidity – Cash and cash equivalents amounted to $586.3 million, compared to $684.5 million. When adding $1.9 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.5 billion, or 13.37% of total assets, compared to 14.45%. Including the $968.1 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 18.50% of total assets, compared to 19.60%.
Capital – Repurchased $50.0 million of common stock and paid $26.3 million in common stock dividends. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 18.21%, 15.77%, 15.77%, and 10.63%, respectively, as of June 30, 2024. On a non-GAAP basis, the tangible common equity ratio(1) amounted to  7.66% compared to 7.59%.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 2 of 29
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Net Interest Income
Interest income	$272,245	$268,505	$265,481	$263,405	$252,204
Interest expense	72,617	71,985	68,799	63,677	52,389
Net interest income	$199,628	$196,520	$196,682	$199,728	$199,815

Average Balances
Loans and leases	$12,272,816	$12,207,840	$12,004,881	$11,783,456	$11,591,516
Total securities, other short-term investments and interest-bearing cash balances	6,698,609	6,720,395	6,835,407	7,325,226	7,333,989
Average interest-earning assets	$18,971,425	$18,928,235	$18,840,288	$19,108,682	$18,925,505

Average interest-bearing liabilities	$11,868,658	$11,838,159	$11,665,459	$11,671,938	$11,176,385

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.76%	5.69%	5.59%	5.47%	5.35%
Average rate on interest-bearing liabilities - GAAP	2.45%	2.44%	2.34%	2.16%	1.88%
Net interest spread - GAAP	3.31%	3.25%	3.25%	3.31%	3.47%
Net interest margin - GAAP	4.22%	4.16%	4.14%	4.15%	4.23%

Net interest income amounted to $199.6 million for the second quarter of 2024, an increase of $3.1 million, compared to $196.5 million for the first quarter of 2024. The increase in net interest income reflects the following:

•	A $2.8 million increase in interest income on loans, driven by:

-
A $2.2 million increase in interest income on commercial and construction loans, due to a $1.4 million increase in interest income, which includes refinancings at higher market interest rates and $0.5 million in interest income recognized as a result of the repayment of two previously charged-off loans in the Florida region; and a $0.8 million increase in interest income mainly associated with a $50.2 million increase in the average balance of this portfolio.

-	A $0.4 million increase in interest income on consumer loans and finance leases, mainly in the auto loans and finance leases portfolios.

•
A $1.8 million increase in interest income from interest-bearing cash balances, driven by a $133.8 million increase in the average balance of interest-bearing cash balances, primarily consisting of cash balances deposited at the Federal Reserve Bank (the “FED”).

Partially offset by:

•
A $0.8 million net decrease in interest income from investment securities, driven by a $0.5 million decrease in interest income on debt securities associated with a $156.1 million decrease in the average balance and a $0.5 million decrease related to a higher level of premium amortization expense due to changes in anticipated prepayments of U.S. agency mortgage-backed securities (“MBS”), partially offset by a $0.2 million increase in interest income on other equity securities.

•	A $0.7 million net increase in interest expense on interest-bearing deposits, consisting of:

-
A $2.2 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to approximately $1.2 million associated with higher rates paid in the second quarter of 2024 on new issuances and renewals, and $1.0 million of additional interest expense associated with a $109.8 million increase in the average balance. The average cost of non-brokered time deposits in the second quarter of 2024 increased 16 basis points to 3.55% when compared to the previous quarter.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 3 of 29
Partially offset by:

-	A $1.1 million decrease in interest expense on brokered CDs, primarily related to a $73.3 million decrease in the average balance of this portfolio.

-
A $0.4 million decrease in interest expense on interest-bearing checking and saving accounts, mainly associated with a decrease in average rates in the second quarter of 2024 due to a change in mix within public sector deposits. The average cost of interest-bearing checking and saving accounts, excluding public sector deposits, remained flat at 0.75% in the second quarter of 2024, when compared to the previous quarter.

Net interest margin for the second quarter of 2024 was 4.22%, a 6 basis points increase when compared to the first quarter of 2024, mostly reflecting a change in asset mix from lower-yielding interest-earning assets to higher-yielding interest-earning assets and higher yields on commercial loans, partially offset by an increase in the cost of interest-bearing deposits.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
(In thousands)
Service charges and fees on deposit accounts	$9,725	$9,662	$9,662	$9,552	$9,287
Mortgage banking activities	3,419	2,882	2,094	2,821	2,860
Gain on early extinguishment of debt	-	-	-	-	1,605
Insurance commission income	2,786	5,507	2,379	2,790	2,747
Card and processing income	11,523	11,312	11,015	10,841	11,135
Other non-interest income	4,585	4,620	8,459	4,292	8,637
Non-interest income	$32,038	$33,983	$33,609	$30,296	$36,271

Non-interest income decreased by $2.0 million to $32.0 million for the second quarter of 2024, compared to $34.0 million for the first quarter of 2024, mainly due to:

•
A $2.7 million decrease in insurance commission income mainly driven by $3.2 million in seasonal contingent commissions recorded in the first quarter of 2024 based on the prior year’s production of insurance policies.

Partially offset by:

•
A $0.5 million increase in revenues from mortgage banking activities, mainly driven by an increase in the net realized gain on sales of residential mortgage loans in the secondary market due to a higher volume of sales and a $0.2 million net increase in the fair value of to-be-announced forward contracts and interest rate lock commitments. During the second and first quarters of 2024, net realized gains of $1.5 million and $1.1 million, respectively, were recognized as a result of Government National Mortgage Association (“GNMA”) securitization transactions and whole loan sales to U.S. government-sponsored enterprises amounting to $43.5 million and $31.5 million, respectively.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 4 of 29
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
(In thousands)
Employees' compensation and benefits	$57,456	$59,506	$55,584	$56,535	$54,314
Occupancy and equipment	21,851	21,381	21,847	21,781	21,097
Business promotion	4,359	3,842	6,725	4,759	4,167
Professional service fees:
Collections, appraisals and other credit-related fees	1,149	1,366	952	930	1,231
Outsourcing technology services	7,698	7,469	7,003	7,261	7,278
Other professional fees	3,584	3,841	3,295	2,831	3,087
Taxes, other than income taxes	5,408	5,129	5,535	5,465	5,124
FDIC deposit insurance	2,316	3,102	8,454	2,143	2,143
Other insurance and supervisory fees	2,287	2,293	2,308	2,356	2,352
Net gain on OREO operations	(3,609)	(1,452)	(1,005)	(2,153)	(1,984)
Credit and debit card processing expenses	7,607	5,751	7,360	6,779	6,540
Communications	2,261	2,097	2,134	2,219	1,992
Other non-interest expenses	6,315	6,598	6,413	5,732	5,576
Total non-interest expenses	$118,682	$120,923	$126,605	$116,638	$112,917

Non-interest expenses amounted to $118.7 million in the second quarter of 2024, a decrease of $2.2 million, from $120.9 million in the first quarter of 2024. Non-interest expenses for the second and first quarters of 2024 include the aforementioned Federal Deposit Insurance Corporation (“FDIC”) special assessment expense of $0.2 million and $0.9 million, respectively. Refer to Non-GAAP Disclosures - Special Items for additional information. On a non-GAAP basis, excluding the effect of this Special Item, adjusted non-interest expenses decreased by $1.5 million mainly due to:

•
A $2.1 million decrease in employees’ compensation and benefits expense, mainly driven by stock-based compensation expense of retirement-eligible employees recognized during the first quarter of 2024 and a decrease in payroll taxes due to employees reaching maximum taxable amounts.

•
A $2.2 million increase in net gain on other real estate owned (“OREO”) operations, mainly driven by the aforementioned $2.3 million realized gain on sale of a commercial real estate OREO property in Puerto Rico.

Partially offset by:

•	A $1.9 million increase in credit and debit card processing expenses, mainly due to $1.3 million in certain credit card expense reimbursements recognized during the first quarter of 2024.

•	A $0.5 million increase in occupancy and equipment expenses.

•	A $0.5 million increase in business promotion expenses as part of ongoing marketing efforts.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 5 of 29
INCOME TAXES

The Corporation recorded an income tax expense of $25.5 million for the second quarter of 2024, compared to $23.9 million for the first quarter of 2024.

The Corporation’s estimated annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 24.1% for the second quarter of 2024. As of June 30, 2024, the Corporation had a deferred tax asset of $142.7 million, net of a valuation allowance of $141.1 million against the deferred tax assets.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Nonaccrual loans held for investment:
Residential mortgage	$31,396	$32,685	$32,239	$31,946	$33,252
Construction	4,742	1,498	1,569	1,640	1,677
Commercial mortgage	11,736	11,976	12,205	21,632	21,536
C&I	27,661	25,067	15,250	18,809	9,194
Consumer and finance leases	20,638	21,739	22,444	19,137	16,362
Total nonaccrual loans held for investment	$96,173	$92,965	$83,707	$93,164	$82,021
OREO	21,682	28,864	32,669	28,563	31,571
Other repossessed property	7,513	6,226	8,115	7,063	5,404
Other assets (1)	1,532	1,551	1,415	1,448	2,111
Total non-performing assets (2)	$126,900	$129,606	$125,906	$130,238	$121,107

Past due loans 90 days and still accruing (3)	$47,173	$57,515	$59,452	$62,892	$63,211
Nonaccrual loans held for investment to total loans held for investment	0.78%	0.76%	0.69%	0.78%	0.70%
Nonaccrual loans to total loans	0.78%	0.75%	0.69%	0.78%	0.70%
Non-performing assets to total assets	0.67%	0.69%	0.67%	0.70%	0.63%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated (“PCD”) loans previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses (“CECL”) on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $7.4 million as of June 30, 2024 (March 31, 2024- $8.6 million; December 31, 2023 - $8.3 million; September 30, 2023 - $8.9 million; June 30, 2023 - $9.5 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $6.8 million as of June 30, 2024 (March 31, 2024- $8.8 million; December 31, 2023 - $7.9 million; September 30, 2023 - $8.5 million; June 30, 2023 - $6.5 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets decreased by $2.7 million to $126.9 million as of June 30, 2024, compared to $129.6 million as of March 31, 2024. Total nonaccrual loans held for investment increased by $3.2 million to $96.2 million as of June 30, 2024, compared to $93.0 million as of March 31, 2024.

The decrease in non-performing assets was mainly driven by:

-	A $7.2 million decrease in the OREO portfolio balance, mainly attributable to the aforementioned sale of a $5.3 million commercial real estate OREO property in Puerto Rico.

-	A $1.3 million decrease in nonaccrual residential mortgage loans.

-	A $1.1 million decrease in nonaccrual consumer loans, consisting mainly of auto loans and finance leases.

Partially offset by:

-
A $5.6 million increase in nonaccrual commercial and construction loans, mainly related to the aforementioned inflow of a $16.5 million commercial relationship in the Puerto Rico region in the food retail industry, partially offset by the restoration to accrual status of a $10.0 million C&I loan in the Florida region in the power generation industry during the second quarter of 2024.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 6 of 29
-	A $1.3 million increase in other repossessed property, consisting of repossessed automobiles.

•
Inflows to nonaccrual loans held for investment were $44.0 million in the second quarter of 2024, a decrease of $2.8 million, compared to inflows of $46.8 million in the first quarter of 2024. Inflows to nonaccrual consumer loans were $22.5 million in the second quarter of 2024, a decrease of $8.7 million compared to inflows of $31.2 million in the first quarter of 2024. Inflows to nonaccrual residential mortgage loans were $3.4 million in the second quarter of 2024, a decrease of $1.2 million compared to inflows of $4.6 million in the first quarter of 2024. Inflows to nonaccrual commercial and construction loans were $18.1 million in the second quarter of 2024, an increase of $7.1 million compared to inflows of $11.0 million in the first quarter of 2024. The net increase in inflows of commercial and construction loans was mostly related to the aforementioned $16.5 million commercial relationship in the Puerto Rico region. See Early Delinquency below for additional information.

•
Adversely classified commercial and construction loans increased by $10.3 million to $86.8 million as of June 30, 2024, also driven by the aforementioned inflow of a $16.5 million commercial relationship in the Puerto Rico region and the downgrade of a $5.1 million commercial mortgage loan in the Puerto Rico region, partially offset by an upgrade related to the aforementioned restoration to accrual status of a $10.0 million C&I loan in the Florida region.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $147.4 million as of June 30, 2024, an increase of $13.7 million, compared to $133.7 million as of March 31, 2024, mainly due to a $15.2 million increase in consumer loans, mainly in the auto loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 7 of 29
Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the second and first quarters of 2024:

	Quarter Ended June 30, 2024
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$56,689	$73,337	$133,566	$263,592	$4,919	$1,235	$442	$270,188
Provision for credit losses - (benefit) expense	(10,593)	(4,198)	26,721	11,930	(417)	32	60	11,605
Net (charge-offs) recoveries	(45)	1,033	(21,978)	(20,990)	-	-	47	(20,943)
Allowance for credit losses, end of period	$46,051	$70,172	$138,309	$254,532	$4,502	$1,267	$549	$260,850
Amortized cost of loans and finance leases	$2,809,666	$5,863,843	$3,711,999	$12,385,508
Allowance for credit losses on loans to amortized cost	1.64%	1.20%	3.73%	2.06%

	Quarter Ended March 31, 2024
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$57,397	$71,426	$133,020	$261,843	$4,638	$2,197	$511	$269,189
Provision for credit losses - (benefit) expense	(464)	(2,799)	16,180	12,917	281	(962)	(69)	12,167
Net (charge-offs) recoveries	(244)	4,710	(15,634)	(11,168)	-	-	-	(11,168)
Allowance for credit losses, end of period	$56,689	$73,337	$133,566	$263,592	$4,919	$1,235	$442	$270,188
Amortized cost of loans and finance leases	$2,801,587	$5,830,014	$3,679,847	$12,311,448
Allowance for credit losses on loans to amortized cost	2.02%	1.26%	3.63%	2.14%

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 8 of 29
The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of June 30, 2024, the ACL for loans and finance leases was $254.5 million, a decrease of $9.1 million, from $263.6 million as of March 31, 2024. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.06% as of June 30, 2024, compared to 2.14% as of March 31, 2024. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 264.66% as of June 30, 2024, compared to 283.54% as of March 31, 2024.

The ACL for residential mortgage loans decreased by $10.6 million, mainly driven by updated historical loss experience used for determining the ACL estimate resulting in a downward revision of estimated loss severities and lower required reserve levels.

The ACL for commercial and construction loans decreased by $3.1 million, mainly due to an improvement on the economic outlook of certain macroeconomic variables, particularly in variables associated with commercial real estate property performance.

Meanwhile, the ACL for consumer loans increased by $4.6 million, mainly driven by updated historical loss experience used for determining the ACL estimate resulting in an upward revision of estimated loss severities and higher required reserve levels in the auto loans and finance leases portfolios, increases in portfolio volumes, and increases in historical charge-off levels.

The provision for credit losses on loans and finance leases was $11.9 million for the second quarter of 2024, compared to $12.9 million in the first quarter of 2024.

•
Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $10.6 million for the second quarter of 2024, compared to a net benefit of $0.5 million for the first quarter of 2024. The increase in net benefit during the second quarter of 2024 was mainly the result of the aforementioned updated historical loss experience.

•
Provision for credit losses for the commercial and construction loan portfolios was a net benefit of $4.2 million for the second quarter of 2024, compared to a net benefit of $2.8 million for the first quarter of 2024. The increase in net benefit during the second quarter of 2024 was mainly driven by an improvement on the economic outlook of certain macroeconomic variables, particularly in variables associated with commercial real estate property performance, and $1.2 million in recoveries of two commercial loans in the Florida region during the second quarter of 2024, compared to a $5.0 million recovery of a C&I loan in the Puerto Rico region during the first quarter of 2024.

•
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $26.7 million for the second quarter of 2024, compared to an expense of $16.2 million for the first quarter of 2024. The increase in provision expense was mainly driven by the $9.5 million recovery associated with the aforementioned bulk sale of fully charged-off consumer loans during the first quarter of 2024, the upward historical loss experience resulting in higher required reserve levels in the auto loans and finance leases portfolios, increases in portfolio volumes, and increases in historical charge-off levels.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 9 of 29
Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	June 30, 2024	March 31, 2024		December 31, 2023	September 30, 2023	June 30, 2023

Residential mortgage	0.01%	0.03%		-0.04%	-0.01%	0.06%
Construction	-0.02%	-0.02%		0.01%	-3.18%	-0.99%
Commercial mortgage	-0.07%	-0.01%		0.09%	-0.01%	0.01%
Commercial and Industrial	-0.08%	-0.59%		0.00%	-0.02%	0.87%
Consumer loans and finance leases	2.38%	1.70%	(1)	2.26%	1.79%	1.51%
Total loans	0.69%	0.37%	(1)	0.69%	0.48%	0.67%

(1)
The $9.5 million recovery associated with the bulk sale of fully charged-off consumer loans during the first quarter of 2024 reduced the consumer loans and finance leases and total net charge-offs to related average loans ratio for the quarter ended March 31, 2024 by 104 basis points and 31 basis points, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $21.0 million for the second quarter of 2024, or an annualized 0.69% of average loans, compared to $11.2 million, or an annualized 0.37% of average loans, in the first quarter of 2024. The $9.8 million increase in net charge-offs was mainly driven by the effect during the first quarter of 2024 of both the $9.5 million recovery associated with the aforementioned bulk sale of fully charged-off consumer loans and the aforementioned $5.0 million recovery associated with a C&I loan in the Puerto Rico region, partially offset by a decrease in charge-offs in the auto loans and finance leases portfolios and $1.2 million in recoveries of two commercial loans in the Florida region during the second quarter of 2024.

Allowance for Credit Losses for Unfunded Loan Commitments

As of June 30, 2024, the ACL for off-balance sheet credit exposures decreased to $4.5 million, compared to $4.9 million as of March 31, 2024, mainly driven by an improvement on the economic outlook of certain macroeconomic variables, particularly in variables associated with commercial real estate property performance.

Allowance for Credit Losses for Debt Securities

As of June 30, 2024, the ACL for debt securities was $1.8 million, of which $1.3 million related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $1.6 million and $1.2 million, respectively, as of March 31, 2024.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 10 of 29
LIQUIDITY

Cash and cash equivalents decreased by $98.2 million to $586.3 million as of June 30, 2024. When adding $1.9 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.5 billion as of June 30, 2024, or 13.37% of total assets, compared to $2.7 billion, or 14.45% of total assets as of March 31, 2024. In addition, as of June 30, 2024, the Corporation had $968.1 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 18.50% as of June 30, 2024, compared to 19.60% as of March 31, 2024.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation does not consider borrowing capacity from the FED Discount Window as a primary source of liquidity but had approximately $2.5 billion available for funding under the FED’s Borrower-In-Custody Program as of June 30, 2024. Combined, as of June 30, 2024, the Corporation had $6.0 billion, or 132% of estimated uninsured deposits (excluding fully collateralized government deposits), available to meet liquidity needs. Also, the Corporation has access to financing with other counterparties through repurchase agreements.

The Corporation’s total deposits, excluding brokered CDs, amounted to $15.9 billion as of June 30, 2024, compared to $15.8 billion as of March 31, 2024, which includes $3.2 billion in government deposits that are fully collateralized as of each of June 30, 2024 and March 31, 2024. Excluding fully collateralized government deposits and FDIC-insured deposits, as of June 30, 2024, the estimated amount of uninsured deposits was $4.5 billion, which represents 28.46% of total deposits, compared to $4.4 billion, or 27.93% of total deposits, as of March 31, 2024. Refer to Table 11 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 11 of 29
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.9 billion as of June 30, 2024, down $9.6 million from March 31, 2024.

The following variances within the main components of total assets are noted:

•
A $98.2 million decrease in cash and cash equivalents, related to loan growth, the repurchases of common stock, the payment of common stock dividends, and repayment of matured brokered CDs, partially offset by cash inflows from the investment securities portfolio.

•
A $95.1 million decrease in investment securities, mainly driven by principal repayments of $132.9 million, which include scheduled repayments of $97.9 million and maturities of $35.0 million, partially offset by $28.0 million in purchases of Community Reinvestment Act qualified debt securities during the second quarter of 2024 and a $10.6 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates.

•
A $72.4 million increase in total loans. The variance consisted of increases of $47.6 million in the Puerto Rico region, $17.7 million in the Florida region, and $7.1 million in the Virgin Islands region. On a portfolio basis, the variance consisted of increases of $33.8 million in commercial and construction loans, $32.2 million in consumer loans, primarily auto loans and finance leases in the Puerto Rico region, and $6.4 million in residential mortgage loans. The growth in commercial and construction loans was mainly in the Puerto Rico region, driven by a $43.1 million increase in the floor plan lines of credit portfolio and a $9.6 million disbursement of a construction loan, partially offset by $27.4 million in payoffs associated with two C&I loans.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the second quarter of 2024, an increase of $25.3 million compared to the first quarter of 2024. The variances by geography and portfolio basis follow:

Total loan originations in the Puerto Rico region amounted to $840.5 million in the second quarter of 2024, an increase of $33.0 million, compared to $807.5 million in the first quarter of 2024. The $33.0 million increase in total loan originations consisted of increases of $24.9 million in residential mortgage loans, $7.2 million in consumer loans, and $0.9 million in commercial and construction loans.

Total loan originations in the Virgin Islands region amounted to $20.8 million in the second quarter of 2024, compared to $19.1 million in the first quarter of 2024. The $1.7 million increase in total loan originations consisted of increases of $1.5 million in commercial and construction loans and $0.9 million in consumer loans, partially offset by a $0.7 million decrease in residential mortgage loans.

Total loan originations in the Florida region amounted to $251.0 million in the second quarter of 2024, compared to $260.4 million in the first quarter of 2024. The $9.4 million decline in total loan originations was mainly due to a $21.7 million decrease in commercial and construction loans, principally in commercial mortgage loans. This variance was partially offset by increases of $9.8 million in residential mortgage loans and $2.5 million in consumer loans.

Total liabilities were approximately $17.4 billion as of June 30, 2024, a decrease of $21.3 million from March 31, 2024.

•	Total deposits decreased $16.6 million consisting of:

o
A $100.9 million decrease in brokered CDs. The decline reflects maturing short-term brokered CDs amounting to $174.6 million with an all-in cost of 5.51% that were paid off during the second quarter of 2024, partially offset by $73.7 million of new issuances with original average maturities of approximately 1 year and an all-in cost of 5.18%.

o
A $47.4 million decrease in government deposits, which includes a decline of $76.6 million in the Puerto Rico region, partially offset by increases of $28.3 million in the Virgin Islands region and $0.9 million in the Florida region.

o
A $131.7 million increase in deposits, excluding brokered CDs and government deposits, reflecting growth of $70.4 million in the Puerto Rico region, $41.4 million in the Florida region, and $19.9 million in the Virgin Islands region. The increase in such deposits includes a $68.5 million increase in time deposits and a $46.8 million increase in non-interest-bearing deposits.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 12 of 29
Total stockholders’ equity amounted to $1.5 billion as of June 30, 2024, an increase of $11.7 million from March 31, 2024, mainly driven by net income generated in the second quarter of 2024 and a $10.6 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by $50.0 million in stock repurchases under the 2023 capital plan authorization of $225 million and $26.6 million in common stock dividends declared in the second quarter of 2024.

As of June 30, 2024, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 15.77%, 15.77%, 18.21%, and 10.63%, respectively, as of June 30, 2024, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 15.90%, 15.90%, 18.36%, and 10.65%, respectively, as of March 31, 2024.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 15.97%, 16.73%, 17.98%, and 11.29%, respectively, as of June 30, 2024, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.12%, 16.89%, 18.15%, and 11.31%, respectively, as of March 31, 2024.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 13 of 29
Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 7.66% as of June 30, 2024, compared to 7.59% as of March 31, 2024, mainly driven by the $10.6 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates. Refer to Non-GAAP Disclosures- Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,491,460	$1,479,717	$1,497,609	$1,303,068	$1,397,999
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(9,700)	(11,542)	(13,383)	(15,229)	(17,092)
Tangible common equity - non-GAAP	$1,443,149	$1,429,564	$1,445,615	$1,249,228	$1,342,296

Tangible Assets:
Total assets - GAAP	$18,881,374	$18,890,961	$18,909,549	$18,594,608	$19,152,455
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(9,700)	(11,542)	(13,383)	(15,229)	(17,092)
Tangible assets - non-GAAP	$18,833,063	$18,840,808	$18,857,555	$18,540,768	$19,096,752
Common shares outstanding	163,865	166,707	169,303	174,386	179,757

Tangible common equity ratio - non-GAAP	7.66%	7.59%	7.67%	6.74%	7.03%
Tangible book value per common share - non-GAAP	$8.81	$8.58	$8.54	$7.16	$7.47

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 14 of 29
Exposure to Puerto Rico Government

As of June 30, 2024, the Corporation had $316.7 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, an increase of $3.0 million when compared to $313.7 million as of March 31, 2024. As of June 30, 2024, approximately $203.1 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $59.4 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.8 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $42.3 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.1 million (fair value of $1.5 million as of June 30, 2024), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.6 million as of June 30, 2024, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $107.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.

As of June 30, 2024, the Corporation had $2.7 billion of public sector deposits in Puerto Rico, compared to $2.8 billion as of March 31, 2024. Approximately 23% of the public sector deposits as of June 30, 2024 were from municipalities and municipal agencies in Puerto Rico, and 77% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 15 of 29
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, adjusted pre-tax, pre-provision income, and adjusted non-interest expenses exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and adjusted net interest income margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the second and first quarters of 2024 and second quarter of 2023 included the following Special Items:

Quarters Ended June 30, 2024 and March 31, 2024

FDIC Special Assessment Expense

Charges of $0.2 million ($0.1 million after-tax, calculated based on the statutory tax rate of 37.5%) and $0.9 million ($0.6 million after-tax) were recorded in the second and first quarter of 2024, respectively, to increase the initial estimated FDIC special assessment resulting from the FDIC’s updates related to the loss estimate in connection with losses to the Deposit Insurance Fund associated with protecting uninsured deposits following the failures of certain financial institutions during the first half of 2023. The aforementioned charges increased the estimated FDIC special assessment to a total of $7.4 million, which was the revised estimated loss reflected in the FDIC invoice for the first quarterly collection period with a payment date of June 28, 2024. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

Quarter Ended June 30, 2023

Gain Recognized from Legal Settlement

During the second quarter of 2023, the Corporation recognized a $3.6 million ($2.3 million after-tax, calculated based on the statutory tax rate of 37.5%) gain from a legal settlement reflected in the condensed consolidated statements of income as part of other non-interest income.

Gain on Early Extinguishment of Debt

During the second quarter of 2023, the Corporation recognized a $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures reflected in the condensed consolidated statements of income as “Gain on early extinguishment of debt.” The junior subordinated debentures are reflected in the condensed consolidated statements of financial condition as “Other borrowings.” The purchase price equated to 92.5% of the $21.4 million par value. The 7.5% discount resulted in the gain of $1.6 million. The gain, realized at the holding company level, had no effect on the income tax expense in the second quarter of 2023.

Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 16 of 29
Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to Statement of Financial Condition - Tangible Common Equity (Non-GAAP) for a reconciliation of the Corporation’s total stockholders’ equity and total assets in accordance with GAAP to the non-GAAP financial measures of tangible common equity and tangible assets, respectively. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Table 4 in the accompanying tables (Exhibit A) for a reconciliation of the Corporation’s net interest income to adjusted net interest income excluding valuations, and on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 17 of 29
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

The following table reconciles, for the second and first quarters of 2024, second quarter of 2023, and six-month periods ended June 30, 2024 and 2023, net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Items discussed in the Non-GAAP Disclosures - Special Items section.

	Quarter Ended			Six-Month Period Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(In thousands, except per share information)
Net income, as reported (GAAP)	$75,838	$73,458	$70,655	$149,296	$141,353
Adjustments:
FDIC special assessment expense	152	947	-	1,099	-
Gain recognized from legal settlement	-	-	(3,600)	-	(3,600)
Gain on early extinguishment of debt	-	-	(1,605)	-	(1,605)
Income tax impact of adjustments (1)	(57)	(355)	1,350	(412)	1,350
Adjusted net income attributable to common stockholders (non-GAAP)	$75,933	$74,050	$66,800	$149,983	$137,498
Weighted-average diluted shares outstanding	165,543	167,798	179,277	166,670	180,253
Earnings Per Share - diluted (GAAP)	$0.46	$0.44	$0.39	$0.90	$0.78
Adjusted Earnings Per Share - diluted (non-GAAP)	$0.46	$0.44	$0.37	$0.90	$0.76

(1)	See Non-GAAP Disclosures - Special Items above for discussion of the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the six-month periods ended June 30, 2024 and 2023:

	Quarter Ended					Six-Month Period Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
(Dollars in thousands)
Income before income taxes	$101,379	$97,413	$84,874	$108,990	$100,939	$198,792	$203,572
Add: Provision for credit losses expense	11,605	12,167	18,812	4,396	22,230	23,772	37,732
Add: FDIC special assessment expense	152	947	6,311	-	-	1,099	-
Less: Gain recognized from legal settlement	-	-	-	-	(3,600)	-	(3,600)
Less: Gain on early extinguishment of debt	-	-	-	-	(1,605)	-	(1,605)
Adjusted pre-tax, pre-provision income (1)	$113,136	$110,527	$109,997	$113,386	$117,964	$223,663	$236,099
Change from most recent prior period (amount)	$2,609	$530	$(3,389)	$(4,578)	$(171)	$(12,436)	$5,475
Change from most recent prior period (percentage)	2.4%	0.5%	-3.0%	-3.9%	-0.1%	-5.3%	2.4%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Tuesday, July 23, 2024, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839 for international callers. The participant access code is 715720. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until July 23, 2025. A telephone replay will be available one hour after the end of the conference call through August 22, 2024, at (866) 813-9403. The replay access code is 306594.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 18 of 29
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of the current interest rate environment and inflation levels or changes in interest rates on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; the effects of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existent or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments, including systems conversions, and any anticipated efficiencies or other expected results related thereto; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on June 5, 2024, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to pay dividends to the Corporation; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, the emergence or continuation of widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict between Israel and Hamas, and the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from the downgrade of the U.S.’s Long-Term Foreign-Currency Issuer Default Rating to ‘AA+’ from ‘AAA’ in August 2023 and subsequent negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes, as well as of the 2024 U.S. and Puerto Rico general election, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake to, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 19 of 29
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 20 of 29
EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands, except for share information)
ASSETS
Cash and due from banks	$581,843	$680,734	$661,925
Money market investments:
Time deposits with other financial institutions	500	300	300
Other short-term investments	3,939	3,485	939
Total money market investments	4,439	3,785	1,239
Debt securities available for sale, at fair value (ACL of $549 as of June 30, 2024; $442 as of March 31, 2024; and $511 as of December 31, 2023)	4,957,311	5,047,179	5,229,984
Debt securities held to maturity, at amortized cost, net of ACL of $1,267 as of June 30, 2024; $1,235 as of March 30, 2024; and $2,197 as of December 31, 2023 (fair value of $333,690 as of June 30, 2024;$338,120 as of March 31, 2024; and $346,132 as of December 31, 2023)	343,168	348,095	351,981
Total debt securities	5,300,479	5,395,274	5,581,965
Equity securities	51,037	51,390	49,675
Total investment securities	5,351,516	5,446,664	5,631,640

Loans, net of ACL of $254,532 as of June 30, 2024; $263,592 as of March 31, 2024; and $261,843 as of December 31, 2023	12,130,976	12,047,856	11,923,640
Loans held for sale, at lower of cost or market	10,392	12,080	7,368
Total loans, net	12,141,368	12,059,936	11,931,008
Accrued interest receivable on loans and investments	77,895	73,154	77,716
Premises and equipment, net	138,554	141,471	142,016
OREO	21,682	28,864	32,669
Deferred tax asset, net	142,725	147,743	150,127
Goodwill	38,611	38,611	38,611
Other intangible assets	9,700	11,542	13,383
Other assets	373,041	258,457	229,215
Total assets	$18,881,374	$18,890,961	$18,909,549
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,406,054	$5,346,326	$5,404,121
Interest-bearing deposits	11,122,902	11,199,185	11,151,864
Total deposits	16,528,956	16,545,511	16,555,985
Advances from the FHLB	500,000	500,000	500,000
Other borrowings	161,700	161,700	161,700
Accounts payable and other liabilities	199,258	204,033	194,255
Total liabilities	17,389,914	17,411,244	17,411,940
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (June 30, 2024 - 163,865,453 shares outstanding;
March 31, 2024 - 166,707,047 shares outstanding; and December 31, 2023 - 169,302,812 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	961,254	959,319	965,707
Retained earnings	1,941,980	1,892,714	1,846,112
Treasury stock, at cost (June 30, 2024 - 59,797,663 shares; March 31, 2024 - 56,956,069 shares; and
December 31, 2023 - 54,360,304 shares)	(790,465)	(740,447)	(697,406)
Accumulated other comprehensive loss	(643,675)	(654,235)	(639,170)
Total stockholdersʼ equity	1,491,460	1,479,717	1,497,609
Total liabilities and stockholdersʼ equity	$18,881,374	$18,890,961	$18,909,549

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 21 of 29
Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Six-Month Period Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(In thousands, except per share information)
Net interest income:
Interest income	$272,245	$268,505	$252,204	$540,750	$494,600
Interest expense	72,617	71,985	52,389	144,602	93,900
Net interest income	199,628	196,520	199,815	396,148	400,700
Provision for credit losses - expense (benefit):
Loans	11,930	12,917	20,770	24,847	37,026
Unfunded loan commitments	(417)	281	721	(136)	616
Debt securities	92	(1,031)	739	(939)	90
Provision for credit losses - expense	11,605	12,167	22,230	23,772	37,732
Net interest income after provision for credit losses	188,023	184,353	177,585	372,376	362,968

Non-interest income:
Service charges and fees on deposit accounts	9,725	9,662	9,287	19,387	18,828
Mortgage banking activities	3,419	2,882	2,860	6,301	5,672
Gain on early extinguishment of debt	-	-	1,605	-	1,605
Card and processing income	11,523	11,312	11,135	22,835	22,053
Other non-interest income	7,371	10,127	11,384	17,498	20,631
Total non-interest income	32,038	33,983	36,271	66,021	68,789

Non-interest expenses:
Employees’ compensation and benefits	57,456	59,506	54,314	116,962	110,736
Occupancy and equipment	21,851	21,381	21,097	43,232	42,283
Business promotion	4,359	3,842	4,167	8,201	8,142
Professional service fees	12,431	12,676	11,596	25,107	23,569
Taxes, other than income taxes	5,408	5,129	5,124	10,537	10,236
FDIC deposit insurance	2,316	3,102	2,143	5,418	4,276
Net gain on OREO operations	(3,609)	(1,452)	(1,984)	(5,061)	(3,980)
Credit and debit card processing expenses	7,607	5,751	6,540	13,358	11,858
Other non-interest expenses	10,863	10,988	9,920	21,851	21,065
Total non-interest expenses	118,682	120,923	112,917	239,605	228,185

Income before income taxes	101,379	97,413	100,939	198,792	203,572
Income tax expense	25,541	23,955	30,284	49,496	62,219

Net income	$75,838	$73,458	$70,655	$149,296	$141,353

Net income attributable to common stockholders	$75,838	$73,458	$70,655	$149,296	$141,353

Earnings per common share:
Basic	$0.46	$0.44	$0.39	$0.90	$0.79
Diluted	$0.46	$0.44	$0.39	$0.90	$0.78

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 22 of 29
Table 3 – Selected Financial Data
	Quarter Ended			Six-Month Period Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.46	$0.44	$0.39	$0.90	$0.79
Net earnings per share - diluted	$0.46	$0.44	$0.39	$0.90	$0.78
Cash dividends declared	$0.16	$0.16	$0.14	$0.32	$0.28
Average shares outstanding	164,945	167,142	178,926	166,043	179,567
Average shares outstanding diluted	165,543	167,798	179,277	166,670	180,253
Book value per common share	$9.10	$8.88	$7.78	$9.10	$7.78
Tangible book value per common share (1)	$8.81	$8.58	$7.47	$8.81	$7.47
Common stock price: end of period	$18.29	$17.54	$12.22	$18.29	$12.22
Selected Financial Ratios (In Percent):
Profitability:
Return on average assets	1.61	1.56	1.51	1.59	1.53
Return on average equity	20.80	19.56	19.66	20.17	20.31
Interest rate spread (2)	3.41	3.35	3.58	3.38	3.71
Net interest margin (2)	4.32	4.27	4.35	4.29	4.42
Efficiency ratio (3)	51.23	52.46	47.83	51.84	48.60
Capital and Other:
Average total equity to average total assets	7.74	7.99	7.67	7.87	7.52
Total capital	18.21	18.36	19.15	18.21	19.15
Common equity Tier 1 capital	15.77	15.90	16.64	15.77	16.64
Tier 1 capital	15.77	15.90	16.64	15.77	16.64
Leverage	10.63	10.65	10.73	10.63	10.73
Tangible common equity ratio (1)	7.66	7.59	7.03	7.66	7.03
Dividend payout ratio	34.80	36.41	35.45	35.59	35.57
Basic liquidity ratio (4)	18.50	19.60	21.82	18.50	21.82
Core liquidity ratio (5)	13.37	14.45	16.70	13.37	16.70
Loan to deposit ratio	75.00	74.48	69.76	75.00	69.76
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	28.46	27.93	27.12	28.46	27.12

Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	2.06	2.14	2.28	2.06	2.28
Net charge-offs (annualized) to average loans outstanding	0.69	0.37	0.67	0.53	0.56
Provision for credit losses for loans and finance leases to net charge-offs	56.84	115.66	107.73	77.27	113.76
Non-performing assets to total assets	0.67	0.69	0.63	0.67	0.63
Nonaccrual loans held for investment to total loans held for investment	0.78	0.76	0.70	0.78	0.70
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	264.66	283.54	325.60	264.66	325.60
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	392.94	437.28	547.60	392.94	547.60

(1)
Non-GAAP financial measures. Refer to Non-GAAP Disclosures and Statement of Financial Condition - Tangible Common Equity (Non-GAAP) above for additional information about the components and a reconciliation of these measures.

(2)
Non-GAAP financial measures reported on a tax-equivalent basis and excluding changes in the fair value of derivative instruments. Refer to Non-GAAP Disclosures and Table 4 below for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 23 of 29
Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the second and first quarters of 2024, the second quarter of 2023, and the six-month periods ended June 30, 2024 and 2023, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Interest Income
Interest income - GAAP	$272,245	$268,505	$252,204	$540,750	$494,600
Unrealized (gain) loss on derivative instruments	-	(2)	(3)	(2)	3
Interest income excluding valuations - non-GAAP	272,245	268,503	252,201	540,748	494,603
Tax-equivalent adjustment	4,866	4,813	5,540	9,679	11,887
Interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$277,111	$273,316	$257,741	$550,427	$506,490
Interest expense - GAAP	$72,617	$71,985	$52,389	$144,602	$93,900
Net interest income - GAAP	$199,628	$196,520	$199,815	$396,148	$400,700
Net interest income excluding valuations - non-GAAP	$199,628	$196,518	$199,812	$396,146	$400,703
Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$204,494	$201,331	$205,352	$405,825	$412,590

Average Balances
Loans and leases	$12,272,816	$12,207,840	$11,591,516	$12,240,328	$11,555,659
Total securities, other short-term investments and interest-bearing cash balances	6,698,609	6,720,395	7,333,989	6,709,502	7,283,450
Average Interest-Earning Assets	$18,971,425	$18,928,235	$18,925,505	$18,949,830	$18,839,109
Average Interest-Bearing Liabilities	$11,868,658	$11,838,159	$11,176,385	$11,853,409	$11,067,741
Average Assets (1)	$18,884,431	$18,858,299	$18,788,578	$18,871,365	$18,673,506
Average Non-Interest-Bearing Deposits	$5,351,308	$5,308,531	$5,968,892	$5,329,920	$5,983,896

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.76%	5.69%	5.35%	5.72%	5.29%
Average rate on interest-bearing liabilities - GAAP	2.45%	2.44%	1.88%	2.45%	1.71%
Net interest spread - GAAP	3.31%	3.25%	3.47%	3.27%	3.58%
Net interest margin - GAAP	4.22%	4.16%	4.23%	4.19%	4.29%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.76%	5.69%	5.35%	5.72%	5.29%
Average rate on interest-bearing liabilities	2.45%	2.44%	1.88%	2.45%	1.71%
Net interest spread excluding valuations - non-GAAP	3.31%	3.25%	3.47%	3.27%	3.58%
Net interest margin excluding valuations - non-GAAP	4.22%	4.16%	4.23%	4.19%	4.29%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	5.86%	5.79%	5.46%	5.83%	5.42%
Average rate on interest-bearing liabilities	2.45%	2.44%	1.88%	2.45%	1.71%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.41%	3.35%	3.58%	3.38%	3.71%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.32%	4.27%	4.35%	4.29%	4.42%

(1)	Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 24 of 29
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest Income (1) / Expense			Average Rate (1)
Quarter Ended	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2024	2023	2024	2024	2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$667,564	$533,747	$617,356	$9,060	$7,254	$7,880	5.44%	5.45%	5.12%
Government obligations (2)	2,619,778	2,684,169	2,909,204	8,947	9,053	10,973	1.37%	1.35%	1.51%
MBS	3,359,598	3,451,293	3,757,425	14,339	15,238	17,087	1.71%	1.77%	1.82%
FHLB stock	34,032	34,635	36,265	818	854	780	9.64%	9.89%	8.63%
Other investments	17,637	16,551	13,739	244	66	58	5.55%	1.60%	1.69%
Total investments (3)	6,698,609	6,720,395	7,333,989	33,408	32,465	36,778	2.00%	1.94%	2.01%
Residential mortgage loans	2,807,639	2,810,304	2,808,465	40,686	40,473	39,864	5.81%	5.78%	5.69%
Construction loans	245,219	218,854	149,783	4,955	4,537	2,903	8.10%	8.32%	7.77%
C&I and commercial mortgage loans	5,528,607	5,504,782	5,191,040	100,919	99,074	89,290	7.32%	7.22%	6.90%
Finance leases	873,908	863,685	769,316	17,255	17,127	14,714	7.92%	7.95%	7.67%
Consumer loans	2,817,443	2,810,215	2,672,912	79,888	79,640	74,192	11.37%	11.37%	11.13%
Total loans (4) (5)	12,272,816	12,207,840	11,591,516	243,703	240,851	220,963	7.96%	7.91%	7.65%
Total interest-earning assets	$18,971,425	$18,928,235	$18,925,505	$277,111	$273,316	$257,741	5.86%	5.79%	5.46%

Interest-bearing liabilities:
Time deposits	$3,002,159	$2,892,355	$2,511,504	$26,588	$24,410	$15,667	3.55%	3.39%	2.50%
Brokered CDs	676,421	749,760	333,557	8,590	9,680	3,761	5.09%	5.18%	4.52%
Other interest-bearing deposits	7,528,378	7,534,344	7,517,995	28,493	28,935	22,176	1.52%	1.54%	1.18%
Securities sold under agreements to repurchase	-	-	101,397	-	-	1,328	0.00%	0.00%	5.25%
Advances from the FHLB	500,000	500,000	534,231	5,610	5,610	6,048	4.50%	4.50%	4.54%
Other borrowings	161,700	161,700	177,701	3,336	3,350	3,409	8.27%	8.31%	7.69%
Total interest-bearing liabilities	$11,868,658	$11,838,159	$11,176,385	$72,617	$71,985	$52,389	2.45%	2.44%	1.88%
Net interest income				$204,494	$201,331	$205,352
Interest rate spread							3.41%	3.35%	3.58%
Net interest margin							4.32%	4.27%	4.35%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $3.1 million, $3.2 million, and $2.9 million, for the quarters ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 25 of 29
Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest Income (1) / Expense		Average Rate (1)
Six-Month Period Ended	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$600,655	$511,392	$16,314	$12,530	5.45%	4.94%
Government obligations (2)	2,651,974	2,909,587	18,000	21,738	1.36%	1.51%
MBS	3,405,445	3,810,491	29,577	36,483	1.74%	1.93%
FHLB stock	34,334	38,539	1,672	1,201	9.77%	6.28%
Other investments	17,094	13,441	310	197	3.64%	2.96%
Total investments (3)	6,709,502	7,283,450	65,873	72,149	1.97%	2.00%
Residential mortgage loans	2,808,972	2,821,779	81,159	79,658	5.79%	5.69%
Construction loans	232,036	147,923	9,492	5,579	8.20%	7.61%
C&I and commercial mortgage loans	5,516,695	5,179,448	199,993	175,175	7.27%	6.82%
Finance leases	868,796	752,501	34,382	28,523	7.94%	7.64%
Consumer loans	2,813,829	2,654,008	159,528	145,406	11.37%	11.05%
Total loans (4) (5)	12,240,328	11,555,659	484,554	434,341	7.94%	7.58%
Total interest-earning assets	$18,949,830	$18,839,109	$550,427	$506,490	5.83%	5.42%

Interest-bearing liabilities:
Time deposits	$2,947,257	$2,427,399	$50,998	$26,449	3.47%	2.20%
Brokered CDs	713,091	250,588	18,270	5,348	5.14%	4.30%
Other interest-bearing deposits	7,531,361	7,531,374	57,428	39,692	1.53%	1.06%
Securities sold under agreements to repurchase	-	96,229	-	2,397	0.00%	5.02%
Advances from the FHLB	500,000	581,436	11,220	13,224	4.50%	4.59%
Other borrowings	161,700	180,715	6,686	6,790	8.29%	7.58%
Total interest-bearing liabilities	$11,853,409	$11,067,741	$144,602	$93,900	2.45%	1.71%
Net interest income			$405,825	$412,590
Interest rate spread					3.38%	3.71%
Net interest margin					4.29%	4.42%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $6.3 million and $6.0 million for the six-month periods ended June 30, 2024 and 2023, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 26 of 29
Table 7 – Loan Portfolio by Geography

	As of June 30, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,163,245	$161,057	$485,364	$2,809,666

Commercial loans:
Construction loans	160,093	3,681	22,183	185,957
Commercial mortgage loans	1,697,939	62,821	662,549	2,423,309
Commercial and Industrial loans	2,176,489	135,456	942,632	3,254,577
Commercial loans	4,034,521	201,958	1,627,364	5,863,843

Finance leases	880,312	-	-	880,312

Consumer loans	2,755,077	68,540	8,070	2,831,687
Loans held for investment	9,833,155	431,555	2,120,798	12,385,508

Loans held for sale	10,392	-	-	10,392
Total loans	$9,843,547	$431,555	$2,120,798	$12,395,900

	As of March 31, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,164,347	$162,893	$474,347	$2,801,587

Commercial loans:
Construction loans	144,094	3,530	89,664	237,288
Commercial mortgage loans	1,705,745	63,502	592,484	2,361,731
Commercial and Industrial loans	2,163,439	126,560	940,996	3,230,995
Commercial loans	4,013,278	193,592	1,623,144	5,830,014

Finance leases	871,927	-	-	871,927

Consumer loans	2,734,347	67,946	5,627	2,807,920
Loans held for investment	9,783,899	424,431	2,103,118	12,311,448

Loans held for sale	12,080	-	-	12,080
Total loans	$9,795,979	$424,431	$2,103,118	$12,323,528

	As of December 31, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,187,875	$168,131	$465,720	$2,821,726

Commercial loans:
Construction loans	111,664	3,737	99,376	214,777
Commercial mortgage loans	1,725,325	65,312	526,446	2,317,083
Commercial and Industrial loans	2,130,368	119,040	924,824	3,174,232
Commercial loans	3,967,357	188,089	1,550,646	5,706,092

Finance leases	856,815	-	-	856,815

Consumer loans	2,726,457	68,498	5,895	2,800,850
Loans held for investment	9,738,504	424,718	2,022,261	12,185,483

Loans held for sale	7,368	-	-	7,368
Total loans	$9,745,872	$424,718	$2,022,261	$12,192,851

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 27 of 29
Table 8 – Non-Performing Assets by Geography

	As of June 30, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,895	$6,446	$8,055	$31,396
Construction	3,776	966	-	4,742
Commercial mortgage	2,865	8,871	-	11,736
Commercial and Industrial	26,387	1,274	-	27,661
Consumer and finance leases	20,276	326	36	20,638
Total nonaccrual loans held for investment	70,199	17,883	8,091	96,173
OREO	17,413	4,202	67	21,682
Other repossessed property	7,330	183	-	7,513
Other assets (1)	1,532	-	-	1,532
Total non-performing assets (2)	$96,474	$22,268	$8,158	$126,900
Past due loans 90 days and still accruing (3)	$44,028	$3,145	$-	$47,173

	As of March 31, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$17,521	$6,693	$8,471	$32,685
Construction	531	967	-	1,498
Commercial mortgage	3,037	8,939	-	11,976
Commercial and Industrial	13,431	1,119	10,517	25,067
Consumer and finance leases	21,503	203	33	21,739
Total nonaccrual loans held for investment	56,023	17,921	19,021	92,965
OREO	24,577	4,287	-	28,864
Other repossessed property	5,916	287	23	6,226
Other assets (1)	1,551	-	-	1,551
Total non-performing assets (2)	$88,067	$22,495	$19,044	$129,606
Past due loans 90 days and still accruing (3)	$51,614	$5,762	$139	$57,515

	As of December 31, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$18,324	$6,688	$7,227	$32,239
Construction	595	974	-	1,569
Commercial mortgage	3,106	9,099	-	12,205
Commercial and Industrial	13,414	1,169	667	15,250
Consumer and finance leases	21,954	419	71	22,444
Total nonaccrual loans held for investment	57,393	18,349	7,965	83,707
OREO	28,382	4,287	-	32,669
Other repossessed property	7,857	252	6	8,115
Other assets (1)	1,415	-	-	1,415
Total non-performing assets (2)	$95,047	$22,888	$7,971	$125,906
Past due loans 90 days and still accruing (3)	$53,308	$6,005	$139	$59,452

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $7.4 million as of June 30, 2024 (March 31, 2024 - $8.6 million; December 31, 2023 - $8.3 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $6.8 million as of June 30, 2024 (March 31, 2024 - $8.8 million; December 31, 2023 - $7.9 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 28 of 29
Table 9 – Allowance for Credit Losses on Loans and Finance Leases

Quarter Ended	Six-Month Period Ended
June 30,	March 31,	June 30,	June 30,	June 30,
2024	2024	2023	2024	2023
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$263,592	$261,843	$265,567	$261,843	$260,464
Impact of adoption of ASU 2022-02	-	-	-	-	2,116
Provision for credit losses on loans and finance leases expense	11,930	12,917	20,770	24,847	37,026
Net (charge-offs) recoveries of loans and finance leases:
Residential mortgage	(45)	(244)	(389)	(289)	(875)
Construction	14	10	371	24	434
Commercial mortgage	393	40	(32)	433	118
Commercial and Industrial	626	4,660	(6,218)	5,286	(6,246)
Consumer loans and finance leases	(21,978)	(15,634	)(1)	(13,011)	(37,612	)(1)	(25,979)
Net charge-offs	(20,990)	(11,168	)(1)	(19,279)	(32,158	)(1)	(32,548)
Allowance for credit losses on loans and finance leases, end of period	$254,532	$263,592	$267,058	$254,532	$267,058

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.06%	2.14%	2.28%	2.06%	2.28%
Net charge-offs (annualized) to average loans outstanding during the period	0.69%	0.37%	0.67%	0.53%	0.56%
Provision for credit losses on loans and finance leases to net charge-offs during the period	0.57	x	1.16	x	1.08	x	0.77	x	1.14	x

(1)
For the quarter ended March 31, 2024 and six-month period ended June 30 2024, includes a recovery totaling $9.5 million associated with the aforementioned bulk sale of fully charged-off consumer loans.

Table 10  – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended				Six-Month Period Ended
	June 30, 2024	March 31, 2024		June 30, 2023	June 30, 2024		June 30, 2023
Residential mortgage	0.01%	0.03%		0.06%	0.02%		0.06%
Construction	-0.02%	-0.02%		-0.99%	-0.02%		-0.59%
Commercial mortgage	-0.07%	-0.01%		0.01%	-0.04%		-0.01%
Commercial and Industrial	-0.08%	-0.59%		0.87%	-0.33%		0.44%
Consumer loans and finance leases	2.38%	1.70%	(1)	1.51%	2.04%	(1)	1.53%
Total loans	0.69%	0.37%	(1)	0.67%	0.53%	(1)	0.56%

(1)
The $9.5 million recovery associated with the aforementioned bulk sale reduced the consumer loans and finance leases and total net charge-offs to related average loans ratio for the quarter ended March 31, 2024 by 104 basis points and 31 basis points, respectively, and for the six-month period ended June 30, 2024 by 52 basis points and 15 basis points, respectively.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2024 – Page 29 of 29
Table 11 – Deposits

	As of
	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands)
Time deposits	$3,037,120	$2,961,526	$2,833,730
Interest-bearing saving and checking accounts	7,461,003	7,511,973	7,534,800
Non-interest-bearing deposits	5,406,054	5,346,326	5,404,121
Total deposits, excluding brokered CDs (1)	15,904,177	15,819,825	15,772,651
Brokered CDs	624,779	725,686	783,334
Total deposits	$16,528,956	$16,545,511	$16,555,985
Total deposits, excluding brokered CDs and government deposits	$12,706,646	$12,574,900	$12,600,719

(1)	As of each of June 30, 2024, March 31, 2024 and December 31, 2023, government deposits amounted to $3.2 billion.